Exhibit 99 (b)

FIRST AMENDMENT TO THE
ESI OPERATING SERVICES, INC.
EMPLOYEES SAVINGS PLAN


FPL Energy Operating Services, Inc., formerly known as ESI
Operating Services, Inc. (the "Company") maintains the ESI Operating Services, Inc. Employees Savings Plan, originally effective as of November 1, 1997 (the "Plan"). The Company now wishes to amend the Plan as follows:

I. A new second paragraph is added to the Preamble of the Plan, immediately before Article I, to read as follows:

Effective as of April 1, 1998, the following plans merged into this Plan:

a)      ESI Doswell Power Services, Inc. Employees Savings Plan;
b)      ESI Brady Power Services, Inc. Employees' Savings Plan;
c)      ESI Virginia Power Services, Inc. Employee Savings Plan; and
d)      ESI Calistoga Power Services, Inc. Employees Savings Plan.

In order to accommodate the merger of the plans, special provisions have been added to Sections 2.4 and 2.5 of the Plan.

II.     Effective as of November 1, 1997, the definition of Compensation in
Section 1.1 of the Plan is amended in its entirety to read as follows:

The "Compensation" of a Participant for any period means the Participant's total compensation paid by the Employer, as reported on IRS Form W-2, which is subject to federal income tax withholding, excluding reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, welfare benefits and other forms of pay, but determined prior to any exclusions for amounts deferred under Section 125, 402(e)(3), 402(h)(1)(B), 403(b), or 457(b) of the Code or
for certain contributions described in Section 414(h)(2) of the Code that are picked up by the employing unit and treated as employer contributions.
In no event, however, shall the Compensation of a Participant taken into account under the Plan for any Plan
Year exceed $150,000 (subject to adjustment annually as provided in Section 401(a)(17)(B) and Section 415(d) of the Code; provided, however, that the dollar increase in effect on January 1 of any calendar year, if any, is effective for Plan Years beginning in such calendar year).
 If the Compensation of a Participant is determined over a period of time that contains fewer than 12 calendar months, then the annual compensation limitation described above shall be adjusted with respect to that Participant by multiplying the annual compensation limitation in effect for the Plan Year by a fraction the numerator of which is the number of full months in the period and the denominator of which is 12; provided, however, that no proration is required for a Participant who is covered under the Plan for less than one full Plan Year if the formula for allocations is based on Compensation for a period of at least 12 months.

III. The Plan is amended by deleting the name "ESI Operating Services, Inc." and replacing it with "FPL Energy Operating Services, Inc." each time it appears in the Plan. The Plan also is amended by deleting the name "ESI Operating Services, Inc. Employees Savings Plan" and replacing it with "FPL Energy Operating Services, Inc. Employees Savings Plan" each time it appears in the Plan.

IV. Section 2.2 of the Plan is amended in its entirety to read as follows:

2.2     Crediting of Hours of Service

a) A person shall be credited with an Hour of Service for each hour for which he is paid, or entitled to payment, for the performance of duties for an Employer, a Predecessor Employer, or any Related Company.

b) The term "Predecessor Employer" means the company from whom the Employer assumed management responsibilities for the following facilities:

	   (i)       Calistoga Power Services;
	   (ii)      Virginia Power Services;
	   (iii)     Brady Power Services;
	   (iv)      Cannon Energy;
	   (v)       SEGS;
	   (vi)      Cherokee;
	   (vii)     Ormesa; and
	   (viii)    Bellingham.

3) For purposes of this Section 2.2, Florida Power & Light Company and FPL Group, Inc. are "Related Companies".

V.      Section 2.4 of the Plan is amended in its entirety to read as follows:

	An employee shall be credited with Eligibility Service equal to his continuous service.

	An Employee who was a Participant in any of the following plans as of April 1, 1998 will become a Participant in this Plan as of April 1, 1998:
	a)  ESI Doswell Power Services, Inc. Employees Savings Plan;
	b)  ESI Brady Power Services, Inc. Employees' Savings Plan;
	c)  ESI Virginia Power Services, Inc. Employee Savings Plan;
	d)  ESI Calistoga Power Services, Inc. Employees Savings Plan.

VI. The following new paragraph is added to the end of Section 2.5 of the Plan to read as follows:

       Subsection 2.5(c) shall not apply to any individual who became a Participant in this Plan as a result of the merger of the following plans into this Plan:
       1) ESI Doswell Power Services, Inc. Employees Savings Plan;
       2) ESI Brady Power Services, Inc. Employees' Savings Plan;
       3) ESI Virginia Power Services, Inc. Employee Savings Plan;
       4) ESI Calistoga Power Services, Inc. Employees Savings Plan.

Employees at each of the following locations currently

VII.    Section 3.1 is amended in its entirety to read as follows:

3.1     Eligibility
	Each Employee shall become an Eligible Employee as of the Enrollment Date coinciding with or next following the earlier of (a) or (b):
	1) the date on which he has completed six months of Eligibility Service;
	2) January 1, 1999 or, if later, the date on which he has completed thirty days of Eligibility Service. Notwithstanding the preceding sentence, an individual who becomes an Employee of the Employer as a result of the Employer assuming management responsibilities for the applicable facility from the Employee's former employer will become an Eligible Employee on the same day he becomes an Employee.

VIII. Unless otherwise stated, the effective date of this Amendment is January 1, 1999.

IX. In all respects not amended, the Plan is hereby ratified and confirmed.

EXECUTED  this 11th day of May, 1999.

FPL ENERGY OPERATING SERVICES, INC.

By:    /s/ Edward F. Tancer
	   Edward F. Tancer, Assistant Secretary